EXHIBIT 3.85

Certificate of Registration of a Company

This is to certify that GLOBAL CROSSING AUSTRALIA PTY LIMITED Australian Company Number 112 423 622 is a registered company under the Corporations Act 2001 and is taken to be registered in Victoria.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is the tenth day of January 2005.

Issued by the Australian Securities and Investments Commission on this tenth day of January, 2005.

CERTIFICATE

/s/ Jeffrey Lucy
Jeffrey Lucy
Acting Chairman